Exhibit 5.1

787 Seventh Avenue New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

June 2, 2025

Take-Two Interactive Software, Inc.

110 West 44th Street

New York, New York 10036

Re: Take-Two Interactive Software, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Take-Two Interactive Software, Inc., a Delaware corporation (the “Company”), with respect to the Company’s Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on or about the date hereof. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Act”), by the Company of an additional 372,577 shares of Common Stock, par value $0.01 per share (the “Common Stock”) upon the settlement of restricted units that were granted by the Company to ZMC Advisors, L.P. (“ZMC”) under the Company’s 2017 Stock Incentive Plan (the “Plan”) pursuant to the terms of a Restricted Unit Agreement, dated as of June 2, 2025, by and between the Company and ZMC.

We have examined, among other things, originals and/or copies (certified or otherwise identified to our satisfaction) of such documents, papers, statutes, and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed. In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company.

Based on the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion that the Common Stock to be issued by the Company under the Plan, when duly issued and delivered pursuant to the terms of the Plan, will be legally issued, fully paid, and non-assessable.

This opinion is limited to the General Corporation Law of the State of Delaware, and we express no opinion with respect to the laws of any other jurisdiction or any other laws of the State of Delaware.

BRUSSELS CHICAGO DALLAS FRANKFURT HOUSTON LONDON  LOS ANGELES MILAN

MUNICH NEW YORK PALO ALTO PARIS ROME SAN FRANCISCO WASHINGTON

Take-Two Interactive Software, Inc.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, ZMC or the Common Stock.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP